EXHIBIT 99.2

FOR IMMEDIATE RELEASE

October 6, 2005

PERKINELMER ACCELERATES STRATEGIC FOCUS TOWARD

HEALTH SCIENCES AND PHOTONICS

•	Signs Agreement to Sell Aerospace Business to Eaton Corporation

•	In Discussions to Sell Semiconductor and Fluid Testing Businesses

BOSTON – PerkinElmer, Inc. (NYSE: PKI) announced today its intention to divest the Fluid Sciences business segment to increase the strategic focus on its higher-growth Health Sciences and Photonic markets. As part of the divestiture process, the Company has signed a definitive agreement to sell its aerospace business to Eaton Corporation for approximately $333 million, subject to regulatory approval and customary closing conditions. The Company also reported that it is in discussions to sell its semiconductor and fluid testing businesses. All of the planned divestitures are expected to be completed in the fourth quarter of 2005 with aggregate proceeds of approximately $400 million from the sale of the Fluid Sciences business segment.

“The divestiture of our Fluid Sciences business segment will allow us to better focus our leadership and financial resources on our most promising growth opportunities,” said Gregory L. Summe, Chairman and CEO of PerkinElmer. “The proceeds will help us build our growth platforms, with particular emphasis on genetic screening, medical imaging, molecular medicine and service. While expected to be modestly dilutive, about 5%-7% in 2006, the divestitures should reduce our exposure to more cyclical markets and position PerkinElmer to deliver higher revenue and EPS growth.”

Summe continued, “While Fluid Sciences is an excellent business, it does not fit with our long-term strategy. We remain committed to supporting the business through the divestiture process and anticipate no interruptions in customer service.”

Merrill Lynch acted as exclusive financial advisor to the Company in the sale of its aerospace business.

The Company will hold a conference call on October 6, 2005 at 5:30PM Eastern Time (ET) to discuss the recent developments. To listen to the call live, please tune into the webcast via www.perkinelmer.com. A playback of this conference call will be available beginning at 7:00PM ET, October 6, 2005. The playback phone number is 617-801-6888 and the code number is 36586090.

Factors Affecting Future Performance

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management’s current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct.

A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) economic and geopolitical forces that may limit any continued or expected economic or end market strengthening or recoveries; (2) risks related to our failure to introduce new products in a timely manner; (3) the impact of our debt on our cash flow and investment opportunities: (4) our ability to comply with financial covenants contained in our credit agreements and our debt instruments: (5) a delay in resolution of the Company’s tax audits and an adverse determination by the Internal Revenue Service with respect to the Company’s tax audits; (6) cyclical downturns continuing to affect several of the industries into which we sell our products; (7) our ability to adjust our operations to address unexpected changes; (8) our ability to execute acquisitions and license technologies and successfully integrate acquired businesses and licensed technologies into our existing business; (9) the loss of any of our licenses that may require us to stop selling products or lose competitive advantage; (10) competition; (11) regulatory compliance; (12) regulatory changes; (13) our failure to obtain and enforce intellectual property protection; (14) our defense of third party claims of patent infringement and our ability to realize the full value of our intangible assets; (15) other factors which we describe under the caption “Forward-Looking Information and Factors Affecting Future Performance” in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Other Information

Health Sciences markets include genetic screening, environmental, service, biopharma, and medical imaging. Photonics markets include sensors and specialty lighting.

PerkinElmer, Inc. is a global technology leader driving growth and innovation in Health Sciences and Photonics markets to improve the quality of life. The Company reported revenues of $1.7 billion in 2004, has 10,000 employees serving customers in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

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For further information:

Contact:

Dan Sutherby

PerkinElmer, Inc.

(781) 431-4306